Exhibit 99.1

OCCAM NETWORKS, INC.

ANNOUNCES PENDING RESIGNATION OF CFO CHRIS FARRELL

Santa Barbara, CA, February 20, 2008 - Occam Networks, Inc. (NASDAQ: OCNW) today announced that Christopher B. Farrell has indicated his intention to resign as the Company’s Chief Financial Officer, effective on or about May 15, 2008. The Company intends to immediately commence an executive search to identify a successor to Mr. Farrell.  In the interim, the Company has retained Stephen Cordial, a veteran Silicon Valley CFO, to advise it on a consulting basis with respect to financial and accounting matters during the transition period.

Bob Howard-Anderson, President and Chief Executive Officer of Occam Networks, Inc., stated, “On behalf of the Company, I would like to thank Chris for his hard work and contributions to Occam Networks. Personally, it has been a pleasure for me to work with Chris, and we all wish him the very best in his future endeavors.”

About Occam Networks, Inc.

Occam Networks’ broadband loop carrier (BLC) solutions enable telecommunications and other service providers to offer voice, video, and data, or Triple Play, services over both copper and fiber optic networks. Occam solutions give telco service providers flexibility and scalability to continuously expand their offerings, with a simplicity of service deployment.  For more information, please visit www.occamnetworks.com

Contact:

Tim Johnson	Chris Farrell
Stearns Johnson Communications	Occam Networks
+1 415.397.7600	1.805.692.2957
tjohnson@stearnsjohnson.com	cfarrell@occamnetworks.com

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.